Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Memry Corporation Q1 FY ’08 Revenues
$13.8M; Net Income $424,000 or $0.01
 Per Share
Provider Of Nitinol And Polymer Components To The Medical Device
Industry Reports Improved Sequential Results

BETHEL, Conn. -- November 7, 2007 -- Memry Corporation (AMEX: MRY), a leading provider of nitinol and polymer components to the medical device industry, reported today revenues of $13,830,000 for the first quarter of fiscal year 2008 ended September 30, 2007, compared to the same amount of revenues of $13,830,000 in the first quarter of fiscal year 2007. Net income for the first fiscal quarter of 2008 was $424,000, or $0.01 per diluted share, compared with net income of $1,015,000, or $0.03 per diluted share, for the comparable quarter of fiscal 2007. The company reported operating income of $709,000 for the first quarter of fiscal 2008.

Memry Chief Executive Officer Robert Belcher said, “Our first quarter results show that Memry has rebounded from the weakness experienced in the second and third quarters of our last fiscal year. As expected, we have continued to show sequential improvement in this quarter, evidenced by the 5.3% increase in revenue from the fourth quarter of fiscal 2007 and the substantial rise in net income, up from $42,000 reported in the fourth quarter of fiscal 2007. This upward trend has particularly evidenced itself in the rise in margins. This quarter’s 34.9% gross margin marks the highest margin since the first quarter of fiscal 2007.

“Nitinol segment revenues were $9,590,000 during the first quarter, up 1.8% from the comparable quarter last year, and up 3.8% sequentially from $9,241,000 in the fourth quarter of fiscal 2007. The year-over-year increase in revenues was due to higher sales of a newer generation stent component combined with increased sales of our Endocatch product. These increases were partially offset by declining superelastic nitinol tube sales, decreased shipments of nitinol tube-based stent components and contractual price reductions.

“Polymer segment revenues for the first quarter of 2008 were $4,307,000, a slight decrease from the record $4,417,000 reported for the same quarter last year, but up 9.5% sequentially from $3,933,000 in the fourth quarter of fiscal 2007. Revenues were negatively affected by decreased shipments of catheter products to two customers. One of these customers significantly reduced order requirements from a year ago.”

Memry Chief Financial Officer Rick Sowerby said, “Memry continues to be a strong cash generator, reporting an increase in cash and equivalents of $1,140,000 for the first quarter of fiscal year 2008, at $3,541,000 up 47.5% from $2,401,000 at the end of fiscal 2007. We ended the first quarter with cash and cash equivalents exceeding debt by $2.0 million. As a percent of revenues, adjusted EBITDA for the first quarter of fiscal 2008 increased to 12.4% from 10.5% in the fourth quarter of fiscal 2007, another indication of stronger performance on a sequential basis.

“The company also saw operational improvements during the quarter that decreased our inventory balances. Days of on-hand inventory decreased from 65 days at June 30, 2007, to 60 days at September 30, 2007. Days of sales outstanding continued at a healthy 44 days at June 30, 2007,” Sowerby said.

Belcher added, “Our first quarter results confirm that Memry has indeed turned a corner. Our investment strategy is working, as evidenced by higher revenue from experimental and R&D activities, which we believe will lead to valuable new business. On the polymer side, sales from secondary operations have increased significantly. After the encouraging launch of the Putnam Plastics Plus product line, we estimate that secondary operations now contribute about 10% of revenue to our polymer business. We are currently in negotiations to significantly expand our polymer manufacturing facilities to enable us to meet this growing demand. Looking ahead, we expect to continue to introduce new capabilities and advances to current products which will diversify our product mix and place us firmly on the path to continued growth.”

The company will host a conference call with Belcher and senior members of the management team on Thursday, November 8 at 11 a.m. Eastern. The call will cover Memry’s first quarter 2008 financial results. Belcher will open the conference call, followed by a question-and-answer session. To participate in this call, dial (877) 407-8031 any time after 10:55 a.m. Eastern on November 8. International callers should dial (201) 689-8031. While in conference, if callers should experience any difficulty or require operator assistance, they can press the (*) followed by the (0) button. This will call an operator to the line.

A copy of the unaudited financial information and a reconciliation of the Non-GAAP financial measures described above follows.

About Memry Corporation
Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices. Detailed information about Memry Corporation can be found at http://www.memry.com.

An investment profile on Memry may be found at http://www.hawkassociates.com/mryprofile.aspx.

For more information, contact CFO Richard F. Sowerby at (203) 739-1100, e-mail: Richard_Sowerby@Memry.com or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive notification of future Memry news releases, sign up at http://www.hawkassociates.com/email.aspx.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s Form 10-K for the fiscal year ended June 30, 2007 and other periodic filings with the Securities and Exchange Commission. In this release, the company refers to EBITDA and Adjusted EBITDA, financial measures that are not recognized under accounting principles generally accepted in the United States of America (GAAP). The company defines EBITDA as earnings before income taxes, interest income (expense), net, depreciation and amortization. The company defines Adjusted EBITDA as EBITDA further adjusted to exclude material non-cash items and items that may be infrequent in occurrence or, in management’s view, not indicative of the company’s continuing operating performance and cash flows. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income, operating income, cash flows from operations or other traditional indications of a company’s operating performance or liquidity that are derived in accordance with GAAP. In addition, the company’s calculations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures being disclosed by other companies, limiting their usefulness as comparative measures. The company discloses EBITDA and Adjusted EBITDA as each is a commonly referred to financial metric used in the investing community to evaluate the performance of companies in our industry. The company believes that disclosure of EBITDA and Adjusted EBITDA is helpful to those reviewing its performance, as EBITDA and Adjusted EBITDA provide information on the company’s ability to meet debt service, capital expenditure and working capital requirements, and management believes that EBITDA and Adjusted EBITDA are also useful indicators of the company’s operating performance. We present Adjusted EBITDA as a percentage of revenues because management believes it is a useful indicator of the company’s operating performance.

-More-

Memry Corporation and Subsidiaries
Condensed Consolidated Statements of Income
For the Three Months Ended September 30, 2007 and 2006
(Unaudited)

	Three Months Ended September 30,
	2007	2006

Revenues	$13,830,000	$13,830,000
Cost of revenues	8,998,000	8,107,000

Gross profit	4,832,000	5,723,000

Operating expenses
Research and development	654,000	493,000
General, selling and administration	3,354,000	3,260,000
Amortization of intangible assets	126,000	126,000
Other	(11,000)	(17,000)

	4,123,000	3,862,000

Operating income	709,000	1,861,000

Interest
Expense	(23,000)	(306,000)
Income	26,000	92,000

	3,000	(214,000)

Income before income taxes	712,000	1,647,000
Provision for income taxes	288,000	632,000

Net income	$424,000	$1,015,000

Net income per common share
Basic	$0.01	$0.03

Diluted	$0.01	$0.03

Weighted average common shares used in calculation
Basic	29,862,910	29,112,535

Diluted	29,972,878	29,769,643

Memry Corporation and Subsidiaries
Condensed Segment Data
For the Three Months Ended September 30, 2007 and 2006
(Unaudited)

	Three Months Ended September 30, 2007		Three Months Ended September 30, 2006
	$	% of Revenues	$	% of Revenues
Revenues
Nitinol Products Segment	$9,590,000	69.3%	$9,420,000	68.1%
Polymer Products Segment	4,307,000	31.1	4,417,000	32.0
Eliminations	(67,000)	(0.4)	(7,000)	(0.1)

Total	$13,830,000	100.0%	$13,830,000	100.0%

Gross Profit
Nitinol Products Segment	$3,163,000	33.0%	$3,757,000	39.9%
Polymer Products Segment	1,669,000	38.8%	1,966,000	44.5%

Total	$4,832,000	34.9%	$5,723,000	41.4%

Memry Corporation and Subsidiaries
EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
For the Three Months Ended September 30, 2007 and 2006
(Unaudited)

	Three Months Ended September 30,
	2007	2006
Revenues	$13,830,000	$13,830,000

Net Income	$424,000	$1,015,000
Income Taxes	288,000	632,000
Interest (Income) Expense, Net	(3,000)	214,000
Depreciation (a)	562,000	595,000
Amortization (b)	167,000	167,000

EBITDA	1,438,000	2,623,000

Stock-based Compensation (c)	151,000	175,000
Incremental Litigation and Professional Fees (d)	128,000	90,000

Adjusted EBITDA	$1,717,000	$2,888,000

Adjusted EBITDA as a % of Revenues	12.4%	20.9%

a)	Depreciation in the three months ended September 30, 2007 is shown net of the non-cash $106,000 gain on the reversal of an asset retirement obligation (“ARO”).
b)	Amortization excludes the amortization of deferred financing costs, which is included in interest expense, net.
c)	Stock-based compensation represents non-cash items.
d)	Incremental litigation and professional fees are professional fees for litigation defense and the implementation of Sarbanes-Oxley Section 404 compliance.

Memry Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

September 30, 2007 and June 30, 2007
(Unaudited)

	September 30, 2007	June 30, 2007
ASSETS
Current assets
Cash and cash equivalents	$3,541,000	$2,401,000
Accounts receivable, net	6,320,000	6,312,000
Inventories	6,068,000	6,230,000
Deferred tax assets	1,537,000	1,537,000
Prepaid expenses and other current assets	321,000	381,000

Total current assets	17,787,000	16,861,000

Property, plant and equipment, net	9,074,000	8,817,000

Other assets
Intangible assets, net	6,333,000	6,500,000
Goodwill	14,146,000	14,146,000
Deferred financing costs, net	79,000	89,000
Deferred tax assets	1,517,000	1,769,000
Investment	409,000	409,000
Deposits and other assets	163,000	155,000

Total other assets	22,647,000	23,068,000

TOTAL ASSETS	$49,508,000	$48,746,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$5,913,000	$5,606,000
Notes payable	983,000	970,000
Income tax payable	---	50,000

Total current liabilities	6,896,000	6,626,000

Notes payable, less current maturities	607,000	645,000

Other non-current liabilities	---	125,000

Stockholders’ equity
Common stock	299,000	299,000
Additional paid-in capital	56,622,000	56,471,000
Accumulated deficit	(14,916,000)	(15,420,000)
)
Total stockholders’ equity	42,005,000	41,350,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$49,508,000	$48,746,000